EXHIBIT 10(g)


AMENDMENT TO
NORTHROP CORPORATION
BOARD OF DIRECTORS RETIREMENT PLAN


This amendment to the Northrop Corporation Board of Directors
Retirement Plan is intended to reflect the name change of Northrop Corporation to Northrop Grumman Corporation and to add a change of control provision:

1. The name of the Plan shall be amended, to reflect the name change of Northrop Corporation to Northrop Grumman Corporation, as follows:

Northrop Grumman Corporation Board of Directors Retirement Plan


2.   A new subsection 1.12 shall be added as follows:

     1.12 "Change of Control" shall have the meaning set forth in
Section 4.04.


3.   A new subsection 4.04 shall be added as follows:

4.04 VESTING OF BENEFIT

     In the event of a Change of Control, all Outside Directors serving on the Board of Directors at the time of the Change of Control shall be immediately vested and entitled to an Annual Benefit Amount for each year (or if less than one year, for each fraction of a year to the nearest quarter) of consecutive service. For purposes of this Plan, Change of Control herein shall be deemed to have occurred if any of the following events occur:

(1) any "person," as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended ("Exchange Act") or any successor provisions, other than a trustee or other fiduciary holding securities under the Plan or any other employee benefit plan of the Company or an Affiliate, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act or any successor provision), directly or indirectly, of securities of the Company representing fifteen percent (15%) or more of the combined voting power of the Company's then outstanding securities (unless the event causing the fifteen (15%) threshold to be crossed is an acquisition of securities directly from the Company).

(2) during any period of two consecutive years (not including any period prior to the adoption of this Trust Agreement), individuals who at the beginning of such period constitute the Board of Directors of the Company ("the Board"), and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (1) or (3) of this paragraph
(d)) whose nomination by the Board or election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (the "Continuing Directors"), cease for any reason to constitute at least a majority thereof.

(3) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

(4) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition of the Company of all or substantially all of the Company's assets.

Transactions described in this paragraph 4.04 shall not constitute Changes in Control if, immediately prior to the change in ownership, merger, consolidation, sale or other disposition, liquidation or change in the Board, the Board shall pass resolution approved by a vote of the majority of the Continuing Directors to the effect that it has determined that such transaction does not constitute a Change in Control within the intention of this paragraph 4.04. In addition, for purposes of this paragraph 4.04, if a Change in Control has occurred, no subsequent event shall result in another Change in Control.